UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2005

GTSI Corp.

Incorporated in Delaware

Commission File No. 0-19394

I.R.S. Employer Identification No. 54-1248422

3901 Stonecroft Boulevard

Chantilly, Virginia  20151-1010

(703) 502-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02             TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT /

ITEM 8.01             OTHER EVENTS

Credit Agreement Developments

On February 27, 2006, the Company received notice from GE Commercial Distribution Finance Corporation, the Administrative Agent under the Company’s Credit Facility Agreement, dated October 20, 2003, as amended (the “Credit Agreement”), that, as provided in the Credit Agreement, the Lenders had elected to have the loan facilities thereunder terminate on the Initial Maturity Date of May 31, 2006 (rather than extend for a one-year renewal period) and the entire unpaid loan balance would be payable on May 31, 2006.

In addition, the Company was notified that an Event of Default under the Credit Agreement existed, and was continuing, as a result of the Company’s failure to meet certain financial covenants.  Specifically, the covenants breached were the maximum total funded indebtedness to EBITDA ratio for the January 31, 2006 computation date and the minimum EBIT to net sales ratio for the January 31, 2006 computation date.

The Company is currently in negotiations with its Lenders to obtain a forbearance agreement, satisfactory to the Company and the Lenders, in order to secure a commitment from the Lenders to forbear temporarily from enforcing their rights and remedies as a result of the above-referenced Events of Default.  Management is also diligently seeking to secure alternative financing to replace the Credit Agreement.

As of March 2, 2006, the Company’s outstanding Revolving Loan under the Credit Agreement totaled approximately $20 million and the Lenders are continuing to make advances to the Company under the Credit Agreement, subject to the successful negotiation of a forbearance agreement.

While the Company believes that it will enter into a forbearance agreement with its Lenders and obtain alternative financing to replace the Credit Agreement, there are no assurances that such a forbearance agreement will be reached or that such alternative financing will be obtained.

A copy of the Company’s March 3, 2006 press release disclosing the matters referenced above is attached hereto as Exhibit 99.1.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

99.1         Press Release issued by GTSI Corp., dated March 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

	By:	/s/ Thomas A. Mutryn
Thomas A. Mutryn
Senior Vice President and CFO

Date: March 3, 2006